Exhibit 99.1

Press Contact:	Investor Relations Contact:
Andrea Duffy	Marilyn Mora
Cisco	Cisco
1 (646) 295-5241	1 (408) 527-7452
anduffy@cisco.com	marilmor@cisco.com

CISCO REPORTS FIRST QUARTER EARNINGS

•	Q1 Revenue: $12.1 billion

•	Decrease of (2)% year over year

•	Recurring revenue was 32% of total revenue, up over 3 points year over year

•	Q1 Earnings per Share: $0.48 GAAP; $0.61 non-GAAP

•	Q2 FY 2018 Outlook:

•	Revenue: 1% to 3% growth year over year

•	Earnings per Share: GAAP $0.46 to $0.51; Non-GAAP: $0.58 to $0.60

SAN JOSE, Calif. — November 15, 2017 — Cisco today reported first quarter results for the period ended October 28, 2017. Cisco reported first quarter revenue of $12.1 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.4 billion or $0.48 per share, and non-GAAP net income of $3.0 billion or $0.61 per share.

“Our results in Q1 demonstrate the continued progress we’re making on our strategy,” said Chuck Robbins, CEO of Cisco. “The network has never been more critical to business success. Cisco is delivering more insights and intelligence as we help our customers build highly secure, intelligent platforms for digital business.”

GAAP Results

	Q1 FY 2018	Q1 FY 2017	Vs. Q1 FY 2017
Revenue	$12.1 billion	$12.4 billion	(2)%
Net Income	$2.4 billion	$2.3 billion	3%
Diluted Earnings per Share (EPS)	$0.48	$0.46	4%

Non-GAAP Results

	Q1 FY 2018	Q1 FY 2017	Vs. Q1 FY 2017
Net Income	$3.0 billion	$3.1 billion	(2)%
EPS	$0.61	$0.61	—%

Reconciliations between net income, EPS, and other measures on a GAAP and non-GAAP basis are provided in the tables located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

“We delivered a solid Q1 and executed well as we focus on strategic priorities and maintaining rigorous discipline on profitability and cash generation,” said Kelly Kramer, CFO of Cisco. “We delivered strong growth in operating and free cash flow, focused investments on long term profitable growth, and returned $3.1 billion to shareholders through repurchases and quarterly dividends.”

Financial Summary

All comparative percentages are on a year-over-year basis unless otherwise noted.

Q1 FY 2018 Highlights

Revenue — Total revenue was $12.1 billion, down 2%, with product revenue down 3% and service revenue up 1%. 32% of total revenue was from recurring offers, up over 3 percentage points from the first quarter of fiscal 2017. Revenue by geographic segment was: Americas down 1%, EMEA down 3%, and APJC down 1%. Product revenue performance was led by Security and Applications, which increased by 8% and 6%, respectively. Infrastructure Platforms revenue decreased by 4%.

Gross Margin — On a GAAP basis, total gross margin and product gross margin were 61.2% and 60.1%, respectively. The decrease in the product gross margin compared with 63.4% in the first quarter of fiscal 2017 was primarily due to pricing, legal and indemnification settlements, and lower productivity benefits.

Non-GAAP total gross margin and product gross margin were 63.7% and 63.0%, respectively. The decrease in non-GAAP product gross margin compared with 64.8% in the first quarter of fiscal 2017 was primarily due to pricing and lower productivity benefits. While productivity was positive, the benefit was lower than in the prior year as productivity improvements continued to be adversely impacted by an increase in the cost of certain memory components, consistent with our expectations.

GAAP service gross margin was 64.5% and non-GAAP service gross margin was 65.6%.

Total gross margins by geographic segment were: 64.2% for the Americas, 63.2% for EMEA and 62.1% for APJC.

Operating Expenses — On a GAAP basis, operating expenses were $4.7 billion, down 7%. Non-GAAP operating expenses were $4.0 billion, down 3%, and were 33.3% of revenue.

Operating Income — GAAP operating income was $2.8 billion, down 4%, with GAAP operating margin of 22.7%. Non-GAAP operating income was $3.7 billion, down 5%, with non-GAAP operating margin of 30.4%.

Provision for Income Taxes — The GAAP tax provision rate was 19.2%. The non-GAAP tax provision rate was 22.0%.

Net Income and EPS — On a GAAP basis, net income was $2.4 billion and EPS was $0.48. On a non-GAAP basis, net income was $3.0 billion, a decrease of 2%, and EPS was flat at $0.61.

Cash Flow from Operating Activities — was $3.1 billion, an increase of 13% compared with $2.7 billion for the first quarter of fiscal 2017.

Balance Sheet and Other Financial Highlights

Cash and Cash Equivalents and Investments — were $71.6 billion at the end of the first quarter of fiscal 2018, compared with $70.5 billion at the end of fiscal 2017. The total cash and cash equivalents and investments available in the United States at the end of the first quarter of fiscal 2018 were $2.5 billion.

Deferred Revenue — was $18.6 billion, up 10% in total, with deferred product revenue up 16%, driven largely by subscription-based and software offers, and deferred service revenue was up 5%. The portion of product deferred revenue related to recurring software and subscription offers increased 37%.

Capital Allocation — In the first quarter of fiscal 2018, Cisco declared and paid a cash dividend of $0.29 per common share, or $1.4 billion. For the first quarter of fiscal 2018, Cisco repurchased approximately 51 million shares of common stock under its stock repurchase program at an average price of $31.80 per share for an aggregate purchase price of $1.6 billion.

As of October 28, 2017, Cisco had repurchased and retired 4.8 billion shares of Cisco common stock at an average price of $21.41 per share for an aggregate purchase price of approximately $101.9 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases under this program is approximately $10.1 billion with no termination date.

Acquisitions

In the first quarter of fiscal 2018, we announced the acquisitions of privately held Springpath, Inc. and privately held Perspica, Inc. The Springpath acquisition is designed to enhance our ability to deliver next-generation data center innovation to customers through hyperconvergence software. The Springpath acquisition closed in the first quarter of fiscal 2018. The Perspica acquisition provides machine learning and data processing technology which enables customers to analyze large amounts of application-related data, in real-time and with business context. The Perspica acquisition closed in the second quarter of fiscal 2018.

We also closed our acquisitions of Viptela, Inc., a privately held company that provides software-defined wide area networking products, and Observable Networks, Inc., a privately held company that offers cloud-native network forensics security applications delivered as a service.

On October 23, 2017, we announced a definitive agreement to acquire BroadSoft, Inc., a publicly held company that offers cloud calling and contact center solutions. The acquisition is expected to close after completion of customary regulatory reviews.

Business Outlook for Q2 FY 2018

Cisco expects to achieve the following results for the second quarter of fiscal 2018:

Q2 FY 2018
Revenue	1% to 3% growth Y/Y
Non-GAAP gross margin rate	62.5% - 63.5%
Non-GAAP operating margin rate	29.5% - 30.5%
Non-GAAP tax provision rate	22%
Non-GAAP EPS	$0.58 - $0.60

Our Q2 FY2018 business outlook does not reflect any impact from the pending acquisition of BroadSoft.

Cisco estimates that GAAP EPS will be $0.46 to $0.51 in the second quarter of fiscal 2018.

A reconciliation between the Business Outlook for Q2 FY 2018 on a GAAP and non-GAAP basis is provided in the table entitled “GAAP to non-GAAP Business Outlook for Q2 FY 2018” located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Editor’s Notes:

•	Q1 fiscal year 2018 conference call to discuss Cisco’s results along with its business outlook will be held on Wednesday, November 15, 2017 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•	Conference call replay will be available from 4:00 p.m. Pacific Time, November 15, 2017 to 4:00 p.m. Pacific Time, November 22, 2017 at 1-866-421-0447 (United States) or 1-203-369-0803 (international). The replay will also be available via webcast on the Cisco Investor Relations website at http://investor.cisco.com.

•	Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, November 15, 2017. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with the GAAP to non-GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended
	October 28, 2017	October 29, 2016
REVENUE:
Product	$9,054	$9,302
Service	3,082	3,050

Total revenue	12,136	12,352

COST OF SALES:
Product	3,615	3,403
Service	1,094	1,065

Total cost of sales	4,709	4,468

GROSS MARGIN	7,427	7,884
OPERATING EXPENSES:
Research and development	1,567	1,545
Sales and marketing	2,334	2,418
General and administrative	557	555
Amortization of purchased intangible assets	61	78
Restructuring and other charges	152	411

Total operating expenses	4,671	5,007

OPERATING INCOME	2,756	2,877
Interest income	379	295
Interest expense	(235)	(198)
Other income (loss), net	62	(21)

Interest and other income (loss), net	206	76

INCOME BEFORE PROVISION FOR INCOME TAXES	2,962	2,953
Provision for income taxes	568	631

NET INCOME	$2,394	$2,322

Net income per share:
Basic	$0.48	$0.46

Diluted	$0.48	$0.46

Shares used in per-share calculation:
Basic	4,959	5,027

Diluted	4,994	5,066

Cash dividends declared per common share	$0.29	$0.26

CISCO SYSTEMS, INC.

REVENUE BY SEGMENT

(In millions, except percentages)

	Three Months Ended October 28, 2017
	Amount	Y/Y%
Revenue:
Americas	$7,350	(1)%
EMEA	2,909	(3)%
APJC	1,877	(1)%

Total	$12,136	(2)%

CISCO SYSTEMS, INC.

GROSS MARGIN PERCENTAGE BY SEGMENT

(In percentages)

Three Months Ended October 28, 2017
Gross Margin Percentage:
Americas	64.2%
EMEA	63.2%
APJC	62.1%

CISCO SYSTEMS, INC.

REVENUE FOR GROUPS OF SIMILAR PRODUCTS AND SERVICES

(In millions, except percentages)

	Three Months Ended October 28, 2017
	Amount	Y/Y%
Revenue:
Infrastructure Platforms	$6,970	(4)%
Applications	1,203	6%
Security	585	8%
Other Products	296	(16)%

Total Product	9,054	(3)%
Services	3,082	1%

Total	$12,136	(2)%

Effective Q1 FY 2018, we began reporting our product and service revenue in the following five categories: Infrastructure Platforms, Applications, Security, Other Products and Services. The change better aligns our product categories with our evolving business model. Our segments will continue to be based on geographies which consist of the Americas, EMEA, and APJC. This change only impacts how we report revenue by product category. The reclassified product category revenue by quarter is available on Cisco’s Investor Relations website at investor.cisco.com/investor-relations/financial-information/Financial-Results/default.aspx.

CISCO SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	October 28, 2017	July 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$11,043	$11,708
Investments	60,545	58,784
Accounts receivable, net of allowance for doubtful accounts of $193 at October 28, 2017 and $211 at July 29, 2017	4,206	5,146
Inventories	1,693	1,616
Financing receivables, net	5,038	4,856
Other current assets	1,555	1,593

Total current assets	84,080	83,703
Property and equipment, net	3,202	3,322
Financing receivables, net	4,876	4,738
Goodwill	30,233	29,766
Purchased intangible assets, net	2,677	2,539
Deferred tax assets	4,006	4,239
Other assets	1,448	1,511

TOTAL ASSETS	$130,522	$129,818

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$10,239	$7,992
Accounts payable	1,155	1,385
Income taxes payable	86	98
Accrued compensation	2,684	2,895
Deferred revenue	10,920	10,821
Other current liabilities	4,200	4,392

Total current liabilities	29,284	27,583
Long-term debt	25,684	25,725
Income taxes payable	883	1,250
Deferred revenue	7,645	7,673
Other long-term liabilities	1,476	1,450

Total liabilities	64,972	63,681

Total equity	65,550	66,137

TOTAL LIABILITIES AND EQUITY	$130,522	$129,818

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	October 28, 2017	October 29, 2016
Cash flows from operating activities:
Net income	$2,394	$2,322
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	566	599
Share-based compensation expense	392	372
Provision for receivables	(17)	15
Deferred income taxes	178	158
Excess tax benefits from share-based compensation	—	(91)
(Gains) losses on divestitures, investments and other, net	(56)	32
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	957	1,049
Inventories	(80)	44
Financing receivables	(333)	(900)
Other assets	8	191
Accounts payable	(235)	(63)
Income taxes, net	(419)	(440)
Accrued compensation	(215)	(333)
Deferred revenue	77	462
Other liabilities	(137)	(687)

Net cash provided by operating activities	3,080	2,730

Cash flows from investing activities:
Purchases of investments	(8,275)	(18,667)
Proceeds from sales of investments	2,682	11,337
Proceeds from maturities of investments	3,929	2,449
Acquisition of businesses, net of cash and cash equivalents acquired	(725)	(251)
Purchases of investments in privately held companies	(20)	(38)
Return of investments in privately held companies	81	24
Acquisition of property and equipment	(168)	(275)
Proceeds from sales of property and equipment	1	2
Other	—	23

Net cash used in investing activities	(2,495)	(5,396)

Cash flows from financing activities:
Issuances of common stock	9	88
Repurchases of common stock - repurchase program	(1,686)	(1,023)
Shares repurchased for tax withholdings on vesting of restricted stock units	(342)	(401)
Short-term borrowings, original maturities of 90 days or less, net	(2,498)	—
Issuances of debt	5,482	6,232
Repayments of debt	(748)	(1)
Excess tax benefits from share-based compensation	—	91
Dividends paid	(1,436)	(1,308)
Other	(31)	(60)

Net cash provided by (used in) financing activities	(1,250)	3,618

Net increase (decrease) in cash and cash equivalents	(665)	952
Cash and cash equivalents, beginning of period	11,708	7,631

Cash and cash equivalents, end of period	$11,043	$8,583

Supplemental cash flow information:
Cash paid for interest	$283	$248
Cash paid for income taxes, net	$810	$913

CISCO SYSTEMS, INC.

DEFERRED REVENUE

(In millions)

	October 28, 2017	July 29, 2017	October 29, 2016
Deferred revenue:
Service	$10,991	$11,302	$10,424
Product:
Deferred revenue related to recurring software and subscription offers	5,213	4,971	3,801
Other product deferred revenue	2,361	2,221	2,726

Total product deferred revenue	7,574	7,192	6,527

Total	$18,565	$18,494	$16,951

Reported as:
Current	$10,920	$10,821	$10,215
Noncurrent	7,645	7,673	6,736

Total	$18,565	$18,494	$16,951

CISCO SYSTEMS, INC.

DIVIDENDS PAID AND REPURCHASES OF COMMON STOCK

(In millions, except per-share amounts)

	DIVIDENDS		STOCK REPURCHASE PROGRAM			TOTAL
Quarter Ended	Per Share	Amount	Shares	Weighted- Average Price per Share	Amount	Amount
Fiscal 2018
October 28, 2017	$0.29	$1,436	51	$31.80	$1,620	$3,056
Fiscal 2017
July 29, 2017	$0.29	$1,448	38	$31.61	$1,201	$2,649
April 29, 2017	0.29	1,451	15	33.71	503	1,954
January 28, 2017	0.26	1,304	33	30.33	1,001	2,305
October 29, 2016	0.26	1,308	32	31.12	1,001	2,309

Total	$1.10	$5,511	118	$31.38	$3,706	$9,217

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended
	October 28, 2017	October 29, 2016
GAAP net income	$2,394	$2,322
Adjustments to cost of sales:
Share-based compensation expense	57	54
Amortization of acquisition-related intangible assets	139	112
Supplier component remediation charge (adjustment), net	(19)	—
Legal and indemnification settlements	122	—

Total adjustments to GAAP cost of sales	299	166

Adjustments to operating expenses:
Share-based compensation expense	335	315
Amortization of acquisition-related intangible assets	61	78
Acquisition-related/divestiture costs	83	53
Significant asset impairments and restructurings	152	411

Total adjustments to GAAP operating expenses	631	857

Total adjustments to GAAP income before provision for income taxes	930	1,023

Income tax effect of non-GAAP adjustments	(288)	(244)

Non-GAAP net income	$3,036	$3,101

Diluted net income per share:
GAAP	$0.48	$0.46

Non-GAAP	$0.61	$0.61

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, OPERATING MARGINS, AND NET INCOME

(In millions, except percentages)

	Three Months Ended
	October 28, 2017
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Net Income	Y/Y
GAAP amount	$5,439	$1,988	$7,427	$4,671	(7)%	$2,756	(4)%	$2,394	3%
% of revenue	60.1%	64.5%	61.2%	38.5%		22.7%		19.7%
Adjustments to GAAP amounts:
Share-based compensation expense	23	34	57	335		392		392
Amortization of acquisition-related intangible assets	139	—	139	61		200		200
Supplier component remediation charge (adjustment), net	(19)	—	(19)	—		(19)		(19)
Legal and indemnification settlements	122	—	122	—		122		122
Acquisition/divestiture-related costs	—	—	—	83		83		83
Significant asset impairments and restructurings	—	—	—	152		152		152
Income tax effect	—	—	—	—		—		(288)

Non-GAAP amount	$5,704	$2,022	$7,726	$4,040	(3)%	$3,686	(5)%	$3,036	(2)%

% of revenue	63.0%	65.6%	63.7%	33.3%		30.4%		25.0%

	Three Months Ended
	October 29, 2016
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Operating Income	Net Income
GAAP amount	$5,899	$1,985	$7,884	$5,007	$2,877	$2,322
% of revenue	63.4%	65.1%	63.8%	40.5%	23.3%	18.8%
Adjustments to GAAP amounts:
Share-based compensation expense	21	33	54	315	369	369
Amortization of acquisition-related intangible assets	112	—	112	78	190	190
Acquisition/divestiture-related costs	—	—	—	53	53	53
Significant asset impairments and restructurings	—	—	—	411	411	411
Income tax effect	—	—	—	—	—	(244)

Non-GAAP amount	$6,032	$2,018	$8,050	$4,150	$3,900	$3,101

% of revenue	64.8%	66.2%	65.2%	33.6%	31.6%	25.1%

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

EFFECTIVE TAX RATE

(In percentages)

	Three Months Ended
	October 28, 2017	October 29, 2016
GAAP effective tax rate	19.2%	21.4%
Total adjustments to GAAP provision for income taxes	2.8%	0.6%

Non-GAAP effective tax rate	22.0%	22.0%

GAAP TO NON-GAAP BUSINESS OUTLOOK FOR Q2 FY 2018

Q2 FY 2018	Gross Margin Rate	Operating Margin Rate	Tax Provision Rate	Earnings per Share (2)
GAAP	61.0% - 62.0%	23.0% - 24.0%	18%	$0.46 - $0.51
Estimated adjustments for:
Share-based compensation expense	0.5%	3.5%	—	$0.05 - $0.06
Amortization of purchased intangible assets and other acquisition-related/divestiture costs	1.0%	2.0%	—	$0.03 - $0.04
Restructuring and other charges (1)	—	1.0%	—	$0.01 - $0.02
Income tax effect of non-GAAP adjustments	—	—	4%

Non-GAAP	62.5% - 63.5%	29.5% - 30.5%	22%	$0.58 - $0.60

(1)	In August 2016, we began taking action under a restructuring plan in order to reinvest in our key priority areas with estimated pretax charges of approximately $850 million. In the first quarter of fiscal 2018, we extended the restructuring plan to include an additional $150 million of estimated additional pretax charges. We have recognized pretax charges of $908 million to our GAAP financial results in relation to this restructuring plan since its inception. We expect to recognize the remaining charges under this plan primarily in the second quarter of fiscal 2018.

(2)	Estimated adjustments to GAAP earnings per share are shown after income tax effects.

Our Q2 FY2018 business outlook does not reflect any impact from the pending acquisition of BroadSoft.

Except as noted above, this business outlook does not include the effects of any future acquisitions/divestitures, asset impairments, restructurings and significant tax matters or other events, which may or may not be significant unless specifically stated.

Forward Looking Statements, Non-GAAP Information and Additional Information

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as continued execution on our strategy, the continued criticality of the network to business success, our ability to deliver more insights and intelligence as we help our customers build highly secure, intelligent platforms for digital business, and our ability to continue to execute well and return value to our shareholders) and the future financial performance of Cisco (including the business outlook for Q2 FY 2018) that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, key growth areas, and in certain geographical locations, as well as maintaining leadership in routing, switching and services; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center market; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; our ability to achieve the benefits of the announced restructuring and possible changes in the size and timing of the related charges; man-made problems such as cyber-attacks, data protection breaches, computer viruses or terrorism; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent report on Form 10-K filed on September 7, 2017. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent report on Form 10-K as it may be amended from time to time. Cisco’s results of operations for the three months ended October 28, 2017 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP operating income and margin, non-GAAP effective tax rates, and non-GAAP net income per share data for the periods presented. It also includes future estimated ranges for gross margin, operating margin, tax provision rate and EPS on a non-GAAP basis.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, acquisition-related/divestiture costs, significant asset impairments and restructurings, significant litigation settlements and other contingencies, significant gains and losses on investments, the income tax effects of the foregoing and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results. For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

About Cisco

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Copyright © 2017 Cisco and/or its affiliates. All rights reserved. Cisco and the Cisco logo are trademarks or registered trademarks of Cisco and/or its affiliates in the U.S. and other countries. To view a list of Cisco trademarks, go to: www.cisco.com/go/trademarks. Third-party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.